EXHIBIT 10.1

AMENDMENT

Dated as of June 30, 2007

Butler International, Inc.

c/o Butler Service Group, Inc.

110 Summit Avenue

Montvale, NJ 07645

Attn: Mark Koscinski

Re:

Second Amended and Restated Credit Agreement, dated as of September 28, 2001 (including all annexes, exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), by and among Butler Service Group, Inc. (the “Borrower”), the other Credit Parties signatory thereto, General Electric Capital Corporation, a Delaware corporation, as a Lender and Agent for Lenders (the “Agent”), and the other Lenders signatory thereto from time to time.

Ladies and Gentlemen:

Capitalized terms used in this letter (hereafter referred to as this “Agreement”) and not otherwise defined or limited herein shall have the meanings attributed to such terms in the Credit Agreement.

The following Events of Default (collectively, the “Specified Events of Default”) have occurred and are continuing under the Credit Agreement:

(a)          the Events of Default under Section 8.1(c) of the Credit Agreement arising out of Borrower’s failure to deliver to Agent and Lenders: (i) the Restated Financial Statements, the 2005 Year End Financial Information and the 2006 Fiscal Quarter Financial Information, on or prior to March 31, 2007, pursuant to the requirements of Section 4.1(a) and clause (q) of Annex E of the Credit Agreement; and (ii) the annual Financial Statements, certifications, statements, reports, letters and all other documentation required to be delivered in respect of Fiscal Year ended December 31, 2006, within 90 days after the end of Fiscal Year ended December 31, 2006, pursuant to Section 4.1(a) and clause (d) of Annex E of the Credit Agreement;

(b)          the Event of Default under Section 8.1(d) of the Credit Agreement arising out of Borrower’s failure to deliver to the Agent a copy of a fully executed commitment letter for a $60,000,000 revolving credit facility, in form satisfactory to the Agent, on or prior to April 30, 2007, pursuant to the requirements of Section 5.16 of the Credit Agreement; and

As of June 30, 2007

(c)          the Event of Default under Section 8.1(a)(i) of the Credit Agreement arising out of Borrower’s failure to repay to Agent and Lenders the Loans and all other Obligations on or before the Commitment Termination Date pursuant to the requirements of Sections 1.1(a)(ii), 1.1(b)(i)(3), 1.1(b)(ii)(2) and 7.1 of the Credit Agreement.

The Borrower and Guarantors have each requested that the Agent on behalf of the Lenders forbear from the exercise of the Agent’s and Lenders’ rights and remedies available under the Credit Agreement as a result of the occurrence of the Specified Events of Default. The Agent and Lenders are willing to grant such forbearance upon the terms and subject to the conditions and limitations set forth herein.

A.	FORBEARANCE

1.            For the period beginning as of the date first above written (the “Commencement Date”) and ending on the earlier to occur of (a) 5:00 p.m., New York time, on July 31, 2007 and (b) termination of this forbearance as provided herein (the “Forbearance Period”), the Agent and the Lenders, without waiving, curing or ceasing the continuance of the Specified Events of Default, hereby agree to forbear from the exercise of any of their rights and remedies available under the Credit Agreement and the Loan Documents on account of the Specified Events of Default. In addition, the Agent and the Lenders hereby waive, solely during the Forbearance Period and so long as no Forbearance Default has occurred, Section 7.1 of the Credit Agreement; provided, however, neither the Agent nor any Lender shall have any obligation to issue, extend or renew, and the Borrower shall not request the issuance, extension or renewal of, any Letter of Credit during the Forbearance Period. The Agent’s and Lenders’ forbearance provided for herein shall be effective only with respect to the Specified Events of Default and shall automatically terminate and cease to be of force and effect, and the Agent and Lenders may exercise all of their respective rights and remedies as may be available under the Credit Agreement and under applicable law, upon or after the occurrence of any other Default or Event of Default under the Credit Agreement or any Loan Document (other than the Specified Events of Default) or a default under the terms of this Agreement (individually a “Forbearance Default” and, collectively, the “Forbearance Defaults”).

2.            During the Forbearance Period, and provided that no Forbearance Default has occurred and that the terms and conditions of this Agreement are satisfied, the Lenders agree that they will not accelerate, nor direct the Agent to accelerate, the indebtedness owed to the Lenders under the Credit Agreement or otherwise exercise any of their rights and remedies, in each case, as a result of the Specified Events of Default outlined herein. As set forth in that certain Reservation of Rights Letter, dated as of May 20, 2007, from the Agent to the Borrower, commencing on May 20, 2007, all outstanding Obligations have been accruing interest at the Default Rate in accordance with Section 1.5(d) of the Credit Agreement. All outstanding Obligations shall continue to accrue interest from the date hereof until paid in full at the Default Rate in accordance with Section 1.5(d) of the Credit Agreement.

B.	EFFECTIVENESS OF AGREEMENT

As of June 30, 2007

This Agreement shall become effective as of the date first set forth above (the “Effective Date”) only upon the satisfaction in full in the judgment of the Agent of each of the following:

1.     The Agent shall have received six (6) fully-executed copies of this Agreement duly executed and delivered by the Agent, Lenders, Borrower and Guarantors.

2.     The Agent shall have received payment of the Administrative Fee and the Forbearance Fee (each as defined below).

C.	FEES

1.            The Borrower agrees to pay to the Agent, for the ratable benefit of the Lenders, an administrative fee in an amount equal to Twenty-Five Thousand Dollars ($25,000) (the “Administrative Fee”), which shall be fully earned, due and payable in immediately available funds on the Effective Date.

2.            The Borrower further agrees to pay to the Agent, for the ratable benefit of the Lenders, a forbearance fee in an amount equal to Two Hundred Thousand Dollars ($200,000) (the “Forbearance Fee”), which shall be fully earned, due and payable in immediately available funds on the Effective Date; provided, however, that the Agent and the Lenders agree to refund their respective pro rata shares of the Forbearance Fee in the event that the Borrower pays in full in cash all then outstanding Obligations (including, without limitation, cash collateralizing all outstanding Letters of Credit in accordance with the terms of Section 1.2 and Annex B, clause (c) of the Credit Agreement) on or before the expiration of the Forbearance Period, together with interest, fees, expenses, attorneys fees and other charges hereafter accruing through the date of payment, under the Loan Documents.

D.	REPRESENTATIONS AND WARRANTIES

In consideration of the limited agreement of the Agent and the Lenders to forbear from the exercise of their rights and remedies as set forth above, each Credit Party hereby represents and warrants to the Agent and the Lenders as of the date hereof as follows:

1.            The execution, delivery and performance of this Agreement by such Credit Party: (a) is within its organizational power; (b) has been duly authorized by all necessary or proper corporate and shareholder action; (c) does not contravene any provision of such Credit Party’s charter or bylaws or equivalent organizational documents; (d) does not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) does not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound; (f) does not result in the creation or imposition of any Lien upon any of the property of such Credit Party other than those in favor of Agent pursuant to the Loan Documents; and (g) does not require the consent or approval of any Governmental Authority or any other Credit Party.

As of June 30, 2007

2.            All Loan Documents, including without limitation, this Agreement, the Credit Agreement and the Guaranties, constitute legal, valid and binding obligations of each Credit Party party thereto enforceable against each such Credit Party in accordance with the terms thereof. Each Credit Party hereby ratifies and confirms each of the Loan Documents to which such Credit Party is party to and the rights granted thereunder in favor of the Agent and the Lenders, including its liability for the Obligations as defined therein.

E.	OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS

1.            The Credit Parties and the Lenders hereby agree that the decision by the Agent and the Lenders to grant the forbearance as outlined herein is not and shall not be deemed to constitute an undertaking by the Agent and the Lenders to forbear or refrain from exercising any and all rights and remedies available to them under the Credit Agreement and the other Loan Documents and under applicable law upon the occurrence of any Forbearance Default. Additionally, notwithstanding the agreement of the Agent and the Lenders to enter into this Agreement, the Agent and the Lenders hereby advise the Credit Parties that, except to the extent of the Agent and the Lenders’ forbearance expressly referenced herein through the Forbearance Period specified in this Agreement, the Agent and Lenders require strict compliance with all of the terms and conditions of the Credit Agreement and the other Loan Documents; provided, however, that the Agent or the Lenders shall not be required to issue any notices otherwise required by the Credit Agreement with respect to the Specified Events of Default during the term of this Agreement.

2.            Each Credit Party further acknowledges and agrees that: (i) the Specified Events of Default have occurred or will occur and continue, and shall not be deemed to have been waived, cured or eliminated, in whole or in part, by this Agreement, and the Agent and the Lenders expressly reserve rights with respect to the Specified Events of Default, subject only to the terms in the Credit Agreement, the other Loan Documents and this Agreement; (ii) the parties have not entered into a mutual disregard of the terms and provisions of the Credit Agreement and the other Loan Documents, or engaged in any course of dealing in variance with the terms and provisions of the Credit Agreement and the Loan Documents, within the meaning of any applicable law of the State of New York, or otherwise; and (iii) as of the Commitment Termination Date, principal in the amount set forth on Schedule A attached hereto, plus accrued interest was due and owing, by the Borrower under the Credit Agreement and guaranteed by the Guarantors under the Guaranties.

3.             Each Credit Party expressly acknowledges and agrees that the Credit Agreement and other Loan Documents are valid and enforceable by the Agent and the Lenders and expressly reaffirms its obligations under the Credit Agreement and other Loan Documents (including the Guaranties). Each Credit Party agrees that it shall not dispute the validity or enforceability of the Credit Agreement and other Loan Documents (including the Guaranties) or any of its obligations thereunder, or the validity, priority, enforceability or extent of the Agent on behalf of the Lenders’ security interest in or lien against any item of Collateral under the Credit Agreement and other Loan Documents.

As of June 30, 2007

4.            As further consideration to induce the Agent and the Lenders to execute, deliver and perform this Agreement, each Credit Party represents and warrants that there are no claims, causes of action, suits, debts, obligations, liabilities, defenses, counterclaims, demands of any kind, character or nature whatsoever, fixed or contingent, which such Credit Party may have, or claim to have, against the Lenders or the Agent in connection with the Credit Agreement and Loan Documents, and such Credit Party hereby releases, acquits and forever discharges the Agent and each Lender and its respective agents, employees, officers, directors, servants, representatives, attorneys, affiliates, successors and assigns (collectively, the “Released Parties”) from any and all liabilities, claims, suits, debts, causes of action and the like of any kind, character or nature whatsoever, known or unknown, fixed or contingent, in connection with the Credit Agreement and Loan Documents, that the Credit Party may have, or claim to have, against each of the such Released Parties from the beginning of time until and through the dates of execution and delivery of this Agreement.

F.	MISCELLANEOUS

1.            This Agreement, taken together with the Credit Agreement and all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto, and such Agreement may not be amended or modified and the Forbearance Period extended unless agreed to in writing executed by all parties signatory to this Agreement or as may otherwise be provided for under the terms of the Credit Agreement and the other Loan Documents. This Agreement shall constitute a Loan Document for all purposes under the Credit Agreement.

2.            This Agreement, and any amendments, waivers, consents or supplements hereto may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of the Agreement.

3.            THIS AGREEMENT AND THE TRANSACTIONS EVIDENCED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

4.	Time is of the essence for performing all matters set forth in this Agreement.

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As of June 30, 2007

AGENTS AND LENDERS:	GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender By: James Kaufman Duly Authorized Signatory

As of June 30, 2007

AS BORROWER:

BUTLER SERVICE GROUP, INC.

By:  \s\ Mark Koscinski

Name: Mark Koscinski

Title: VP and Controller

As of June 30, 2007

AS GUARANTORS:

BUTLER INTERNATIONAL, INC.

BUTLER SERVICES INTERNATIONAL, INC.

BUTLER TELECOM, INC.

BLUESTORM, INC.

BUTLER SERVICES, INC.

BUTLER UTILITY SERVICE, INC.

By:	\s\ Mark Koscinski

Name: Mark Koscinski

Title: VP Controller

As of June 30, 2007

SCHEDULE A

As of June 30, 2007, the principal balance due and owing of the Revolving Loan was $35,448,730, the aggregate outstanding Letter of Credit Obligations was $3,645,844, the principal balance due and owing of the Term Loan A was $0 and the principal balance due and owing of the Term Loan B was $14,000,000.